PURCHASE AGREEMENT AND DEPOSIT RECEIPT

This Agreement (the “Agreement”) is made and entered into to be effective as of March 16, 2016 (“Effective Date”) by and among Interwest Capital Corporation or its assignee, hereinafter designated as "Buyer," and TOTB Miami, LLC., as to that portion of the Property (as herein defined) owned by it, and TOTB North, LLC, as to that portion of the Property (as defined herein) owned by it, hereinafter each designated as a "Seller" and collectively as the “Sellers”. Collectively the Sellers own the Property.

1.  PROPERTY.  Subject to and upon the terms and conditions set forth in this Agreement, Buyer hereby agrees to purchase from Sellers, and Sellers, as to the respective units owned by each, agree to sell to Buyer approximately 329 residential units, consisting of 169 condominium units and 160 apartment units. The entire property is commonly known as Treasures on the Bay and is located at 1900 S. Treasure Drive, North Bay Village, FL, 33141 (“Land”), and is legally described as set forth on Exhibit “A” attached hereto and made a part hereof (the “Property”).  In addition to the Land, the definition of Property includes and Sellers, as to the respective portions of the Property owned by each Seller, will, subject to and upon the terms conditions of this Agreement, also convey the following: (a) all right, title and interest of Sellers in any buildings, structures and other improvements on the Land (the “Improvements”); (b) all right, title and interest of Sellers in any existing leases or other agreements demising space in or providing for the use or occupancy of the Improvements and/or Land (the “Leases”), and any prepaid rents and deposits, security or otherwise (“Security Deposits”), paid to Sellers by tenants (“Tenants”) holding under the Leases; (c) all right, title and interest of Sellers, if any, in (i) any items of tangible personal property on the Land or the Improvements; (ii) any plans and specifications actually in the possession or control of a Seller pertaining to the Improvements, (iii) any licenses, permits, entitlements, guaranties and warranties (construction and building related or otherwise), architectural or engineering plans and specifications, development rights and utility capacity regarding the Land or the Improvements, and (iv) all intangible property, any trademarks and trade names used with the Land and/or the Improvements (collectively, the “Personal Property”); (d) all right, title and interest of Sellers, if any, in maintenance, parking, service, supply and other service contracts, including, without limitation, equipment leases and other capital leases affecting the Land, Improvements and/or Personal Property (the “Service Contracts”), excluding Seller’s existing property management agreement for the Property and the Rejected Contracts (as hereinafter defined).  Buyer agrees to assume all of the Service Contracts at the Closing, other than the Rejected Contracts.  Buyer shall notify Seller in writing prior to the expiration of the Feasibility Period in the event Buyer desires to have any of the Service Contracts canceled at the Closing (the “Rejected Contracts”). Seller hereby agrees to send cancellation notices with respect to the Rejected Contracts upon consummation of the Closing and agrees to pay any fee or penalty required as a result of the termination of any Rejected Contract; and (e) all right, title and interest of Sellers, if any, in (i) any adjacent and/or contiguous streets, roads, avenues, alleys, and rights of way; (ii) any rivers, streams, and strips and gores of land adjoining, adjacent and contiguous to the Land; (iii) any easements, rights of ingress and egress, rights of way, and rights under any covenants, conditions and/or restrictions appurtenant to the Land; (iv) any water rights pertaining to the Land; and (v) any rights, titles and interests appurtenant to the Land and the foregoing items.

The above-listed items in this Agreement are collectively considered the “Property”. The “Property” does not include any rights of Seller in (i) rents or other amounts received or due prior to the Closing, (ii) any other claims or rights with respect to the Land and/or Improvements for the period prior to the Closing, or (iv) any rights, titles or interests in or pertaining to any real property other than the Land.

2.  PURCHASE PRICE.  The purchase price to be paid by Buyer to Sellers for the property to be sold, transferred and conveyed herein shall be in the amount of Eighty-Two Million Dollars ($82,000,000) (the “Purchase Price”).  An earnest money deposit in the sum of Five Hundred Thousand Dollars ($500,000) (“Initial Deposit”) shall be deposited with the Escrow Agent (as herein defined) within Three (3) days after Escrow (as hereinafter defined) is opened. Upon expiration of the Feasibility Period (as such term is defined in Section 10(a) hereof) and provided that Buyer has not elected to terminate this Agreement prior to end of the Feasibility Period as provided in Section 10(b) hereof, Buyer shall deposit with Escrow the sum of Five Hundred Thousand Dollars ($500,000) as an additional deposit (“Additional Deposit”, together with the Initial Deposit shall be referred to herein as the “Deposit”).  The balance of the purchase price in the sum of Eighty-One Million Dollars ($81,000,000), subject to prorations and adjustments as herein provided, shall be deposited into Escrow on or before the date of Closing (as herein defined).

3. ESCROW AGENT. Upon execution of this Agreement, Sellers and Buyer shall open escrow (“Escrow”) with First American Title Insurance Company 13450 West Sunrise Boulevard, Suite 300, Sunrise Florida 33323; Attn: Erika L. Cleaves, Escrow Coordinator; Tel: (954) 839-2928; Email ecleaves@firstam.com (“Escrow Agent”).  Shumaker, Loop & Kendrick, LLP (“Title Agent”), 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida 33602, Attention: W. Kent Ihrig, Esq, Telephone Number: (813) 229-7600, Facsimile Number: (813) 229-1660, Electronic Mail: kihrig@slk-law.com, an authorized agent of First American Title Insurance Company (“Title Company”), shall act as Title Agent for this transaction.

4.  PURCHASE OF PROPERTY IN AS-IS WHERE-IS CONDITION.  The parties agree that Buyer is to purchase the Property "as is, where is, and with all faults" that is, in its present condition, and that Seller makes no warranties or representations regarding the Property or its use or condition, whether express or implied, and SELLERS DO HEREBY DISCLAIM ANY AND ALL SUCH WARRANTIES OR REPRESENTATIONS EXPRESS OR IMPLIED, REGARDING THE CONDITION, VALUE, USE, HABITABILITY, MERCHANTABILITY OR FITNESS, SUITABILITY OR ADEQUACY FOR ANY PARTICULAR PURPOSE.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT BUYER HAS NOT RELIED, AND IS NOT RELYING, UPON ANY INFORMATION, DOCUMENT OR OTHER LITERATURE, MAPS, PLANS, PROJECTION, PROFORMA, STATEMENT, REPRESENTATION, GUARANTEE OR WARRANTY (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MATERIAL OR IMMATERIAL) THAT MAY HAVE BEEN GIVEN BY OR MADE BY OR ON BEHALF OF SELLERS.  Buyer shall have the right, during the Feasibility Period, at Buyer's expense, to have one or more professionals of its choice inspect the Property.  Buyer shall indemnify and hold Sellers harmless from all liability, claims, liability for strict liability, losses, damages, costs and expenses, including attorneys’ fees arising out of or resulting from the performance of any such inspection; provided, however, the indemnity which is the subject of this Section 4 shall not cover liability arising from pre-existing conditions of the Property unless such pre-existing conditions are exacerbated by Buyer or its consultants, agents, contractors, employees, representatives or invitees, in which case Buyer shall be liable for and to the extent of the exacerbated condition of the Property and not the pre-existing condition.  The provisions of this Section shall survive the Closing or termination of this Agreement.

Within Five (5) business days of execution of this agreement Sellers shall provide Buyer the following information:

a)	All relevant documentation in Sellers’ possession regarding the Property, including but not limited to, surveys, inspection reports, plat maps, and studies; and
b)	The items set forth in Exhibit “C”

5.   CLOSING.  The closing of the Property (the “Closing”) shall occur on that date which is fifteen (15) days following (but in no event sooner than thirty (30) days following the end of the Feasibility Period)  the issuance by the Miami-Dade County Department of Regulatory and Economic Resources-Division of Environmental Resources Management's ("DERM") of a No Further Action Letter (“NFA”) to Seller with respect to the Environmental Matters (as such term is defined in Section 13(a)(vii)) and DERM shall have approved, as a condition of the issuance of such NFA, restrictive covenants with respect to the Property consisting only of the following (1) that X-Groundwater from the Property shall not be used for drinking water purposes and (2) that X-Groundwater from the Property shall only be withdrawn for the purposes of monitoring of pollution (the “DERM Restrictive Covenants”), but not later than one hundred eighty (180) days after the expiration of the Feasibility Period.  In the event that that DERM has not issued the NFA (and as conditioned upon DERM’s approval of the DERM Restrictive Covenants) within one hundred eighty (180) days following the expiration of the Feasibility Period, Buyer shall have the option, exercised in the manner hereinafter provided, of (i) terminating this Agreement, (ii) extending the period for obtaining the NFA, and, thus, the Closing, by an additional thirty (30) days from the expiration of the original one hundred eighty (180) day period (the “First DERM Extension Election”), or (iii) waiving receipt of the NFA and proceeding with the acquisition of the Property, in which latter case the Closing shall occur on that date which is fifteen (15) days after that date which is one hundred eighty (180) days following expiration of the Feasibility Period. Buyer’s election as provided in the immediately preceding sentence shall be made by giving written notice to Seller and Escrow Agent within five (5) days after said one hundred (180) day period.  In the event that Buyer shall fail to give such notice, it shall be deemed to have waived receipt of the NFA as a condition of Closing and Closing shall occur on the date set forth in clause (iii) of the penultimate sentence to this sentence.

In the event that that Buyer has timely made the First DERM Extension Election and thereafter DERM has not issued the NFA (and as conditioned upon DERM’s approval of the DERM Restrictive Covenants) within two hundred ten (210) days following the expiration of the Feasibility Period, Buyer shall have the option, exercised in the manner hereinafter provided, of (i) terminating this Agreement, (ii) extending the period for obtaining the NFA, and, thus, the Closing, by an additional thirty (30) days from the expiration of the extended thirty (30) day period as a result of Borrower’s exercise of First DERM Extension Election (the “Second DERM Extension Election”), or (iii) waiving receipt of the NFA and proceeding with the acquisition of the Property, in which latter case the Closing shall occur on that date which is fifteen (15) days after that date which is two hundred ten (210) days following expiration of the Feasibility Period. Buyer’s election shall be made by giving written notice to Seller and Escrow Agent within five (5) days after the thirty (30) day extended period as a result of Borrower’s exercise of the First DERM Extension Election.  In the event that Buyer shall fail to give such notice, it shall be deemed to have waived receipt of the NFA as a condition of Closing and Closing shall occur on the date set forth in clause (iii) of the penultimate sentence to this sentence.

In the event that that Buyer has timely made both the First DERM Extension Election and the Second DERM Extension Election and thereafter DERM has not issued the NFA (and as conditioned upon DERM’s approval of the DERM Restrictive Covenants) within two hundred forty (240) days following the expiration of the Feasibility Period, Buyer shall have the option, exercised in the manner hereinafter provided, of (i) terminating this Agreement, or (ii) waiving receipt of the NFA and proceeding with the acquisition of the Property, in which latter case the Closing shall occur on that date which is fifteen (15) days after that date which is two hundred forty (240) days following expiration of the Feasibility Period. Buyer’s election shall be made by giving written notice to Seller and Escrow Agent within five (5) days after the thirty (30) day extended period as a result of Borrower’s exercise of the Second DERM Extension Election.  In the event that Buyer shall fail to give such notice, it shall be deemed to have waived receipt of the NFA as a condition of Closing and Closing shall occur on the date set forth in clause (ii) of the penultimate sentence to this sentence.

If Buyer terminates the Agreement under the terms of this Section 5, the Deposit shall be fully refunded and returned to Buyer and this Agreement shall be of no further force and effect, except for the obligations which survive Closing.

(a)	Delivery of Documents by Sellers.

At the Closing, in addition to any other documents specifically required to be delivered or acts required to be done pursuant to this Agreement, Sellers will deliver, or cause to be delivered, to Buyer the following:

(i)           Deed.  Executed Special warranty deeds in the form attached to this Agreement as Exhibit “B” to the respective units comprising the Property owned by each Seller, duly executed and acknowledged by each Seller in form as is acceptable to the Title Company for the purposes of insuring title to the Property and in proper form for recording;

(ii)            Assignment and Assumption of Leases and Contracts.  An executed counterpart of the assignment and assumption of leases and contracts in the form attached to this Agreement as Exhibit “D,” of each Seller’s respective rights under all Leases, intangible property and contracts (other than the Rejected Contracts) relating to the Property;

(iii)           Bill of Sale and General Assignment. An executed Bill of Sale and General Assignment in the form attached to this Agreement as Exhibit “E”.

(iv)           FIRPTA Certificate.  An executed Foreign Investors Real Property Tax Act Certificate in the form attached to this Agreement as Exhibit “F”;

(v)           Tenant Notice Letter. An executed letter addressed to Tenants notifying them of the change in ownership, in the form attached to this Agreement as Exhibit “G”;

(vi)           Certificate of Seller. An executed Certificate of Seller that all of Seller's warranties and representations remain true as of the Closing in the form attached to this Agreement as of Exhibit “H”;

(vii)          Notice Letter. An executed letter to the taxing authorities, utility companies, and such other entities as may be appropriate advising such entities of the sale, which letters shall be in form reasonably acceptable to Buyer;

(viii)         Condominium Association Estoppel.  An estoppel from each condominium association related to the Property that Seller is not in default under the each condominium declaration;

(ix)           All final (i) certificates of occupancy, (ii) construction and/or contractor affidavits (iii) lien waivers and (iv) termination of all notices of commencement, if any, related to the Property;

(x)            Settlement Statement.  A duly executed settlement statement;

(xi)           Manager’s Certificate. An incumbency certificate and resolution of the governing body of each Seller evidencing the authority of the person executing this Agreement and the Deed or Deeds to the Property;

(xii)           Title Company Requirements.  Evidence satisfactory to the Title Company of each Seller’s authority to execute and deliver the documents necessary to consummate the transaction contemplated hereby as well as any and all affidavits and other instruments and documents which the Title Company shall reasonably require in order to insure title to the Property to Buyer; and

(xiii)          Additional Documents.  Such other documents as may be reasonably required to consummate the transactions herein contemplated and reasonably requested by Buyer or its representatives; provided that Sellers shall not be obligated to cause the delivery of any such instrument or document that would increase or expand Sellers’ obligations or liability under this Agreement.

(b)           Deliveries by Buyer. At the Closing, in addition to any other documents specifically required to be delivered or required to be done pursuant to this Agreement, Buyer will deliver, or cause to be delivered, to Sellers:

(i)             Balance of Purchase Price.  By bank wire transfer of immediately available funds (directly or by payment to the Escrow Agent for each Seller’s account) the balance of the Purchase Price;

(ii)           Assignment and Assumption of Leases, Intangible Property and Contracts.  An executed counterpart of the assignment and assumption of all Leases, intangible property and contracts in the form attached to this Agreement as Exhibit “D”

(iii)          Settlement Statement.  A duly executed settlement statement;

(iv)          Title Company Requirements.  Evidence satisfactory to the Title Company of Buyer’s authority to execute and deliver the documents necessary to consummate the transaction contemplated hereby as well as any and all affidavits and other instruments and documents which the Title Company shall reasonably require in order to insure title to the Property to Buyer; and

(v)           Additional Documents.  Any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated by this Agreement and reasonably requested by Sellers or their representatives; provided that Buyer shall not be obligated to cause the delivery of any such instrument or document that would increase or expand Buyer’s obligations or liability under this Agreement.

6.  TITLE AND CLOSING FEES AND COSTS. Sellers shall pay the following: (i) the premium for an owner’s policy of title insurance policy, which shall be in the amount of the Purchase Price, (ii) the title search fees therefor, if applicable, for any corrective instrument in order to cure any title defect, (ii) all the State of Florida and Miami-Dade County Documentary Stamp Taxes or any other applicable transfer taxes, (iii) recording fees, including, but not limited to, the Special Warranty Deeds conveying title to the Property and (iv) one-half of escrow charges or closing fees charged by the Escrow Agent. Buyer shall the following: (i) pay one-half of the escrow charges or closing fees charged by the Escrow Agent, (ii) the premium and cost of issuance of any mortgagee’s policy of title insurance (provided, however that this Agreement is not contingent on mortgagee financing), (iii) any endorsements to the owner’s (or any mortgagee’s) policy of title insurance requested by Buyer (or its mortgagee, if any), (iv) the cost of any new survey obtained by Buyer, (v) all costs related to its inspection of the Property, and (vi) costs relating to any financing obtained by Buyer. The foregoing notwithstanding, if either party defaults under this Agreement after the lapsing of the Feasibility Period then the party in default shall pay all escrow charges charged by the Escrow Agent.

7.  EXAMINATION OF TITLE.  In addition to any encumbrances referred to herein, Buyer shall take title to the Property subject to: (1) real estate taxes for the year of closing and thereafter, (2) assessments not yet due, (3) Leases and Service Contracts currently in place, (4) covenants, conditions, restrictions, rights of way and easements of record, if any, as of the date of this Agreement, and (5) the DERM Restrictive Covenants.  With respect to (1) (2) and (3) above, Buyer shall only be financially liable for Buyer’s prorata share, as further set forth in Section 8.  Within five (5) days from the Effective Date of this Agreement, Sellers shall provide Buyer with the existing survey (“Survey”) and order a title commitment (“Title Commitment”) for the issuance of an owner’s policy of title insurance from the Title Company.  Buyer may, at its expense, obtain an updated survey (the “New Survey”) of the Property.  Seller shall cause an independent municipal lien search company to perform a municipal lien search of the Property and Seller shall have all municipals liens removed from title prior to Closing at Seller’s expense.  On or prior to the expiration of the Feasibility Period, as hereinafter defined, Buyer shall notify Seller in writing of any items in the Title Commitment, the Survey, and/or the New Survey, which Buyer finds objectionable (the “Title and Survey Objections”).  If Buyer does not timely deliver such written notice to Seller, then Buyer will be deemed to have approved all items reflected in the Title Commitment, and the Survey or the New Survey.  On or prior to Closing, Seller shall be obligated to remove or cause to be removed any monetary liens consented to or caused by Seller prior to or after the Effective Date.  All exceptions to title contained in the Title Commitment other than monetary liens shall be deemed approved unless written objection is delivered to Sellers on or prior to the expiration of the Feasibility Period.  Upon receipt of the Title and Survey Objections, Sellers shall notify Buyer in writing within ten (10) days of their receipt thereof whether or not the Sellers elect to cure the Title and Survey Objections prior to Closing.  If, however, Sellers elect not to cure all or any Title and Survey Objections, Buyer may either (1) terminate the Agreement, in which case the Deposit shall be returned to Buyer, or (2) proceed with the purchase of the Property subject to such exceptions.  If one of the Title and Survey Objections Seller’s elects not to cure is a monetary lien, with respect to (1) set forth above, Buyer shall also be entitled to Transaction Costs, as hereinafter defined.  If Buyer elects to proceed with this transaction under the terms of this Agreement, then within five (5) days of receipt of Sellers’ written notification not to cure, Buyer shall notify Sellers in writing of its election to proceed with the transaction and Buyer shall be deemed to have waived the Title and Survey Objections and elected the purchase the Property.

8.  PRORATIONS.   The following items will be prorated between Sellers and Buyer at the Closing:
(a)   Rent, association fees, assessments from the operation of the Property received by Seller for the calendar month in which the Closing occurs will be prorated.

(b)           Rent, assessments and/or association fees which are unpaid or delinquent as of the Closing will not be prorated, but such unpaid or delinquent rent collected after the Closing will be delivered: (i) first, all rent, assessments and/or association fees received by Buyer after the Closing will be applied first to current rents, assessments and/or association fees and then to delinquent rents, assessments and/or association fees in inverse order of maturity; (ii) second, Buyer will deliver to Sellers any such rents, assessments and/or association fees relating to the period prior to the Closing within fifteen (15) days after the receipt of such rent; (iii) Buyer agrees that after the Closing it will use commercially reasonable efforts to collect such amounts, provided, however, that Buyer will have no obligation to institute legal proceedings, including an action for unlawful detainer, against a Tenant owing any such amounts); (iv) if after the expiration of sixty (60) days from the Closing, Buyer has been unsuccessful in collecting delinquent rents and or association fees to which Sellers are entitled from Tenants, then Seller may sue such Tenants to collect the delinquent rent to which Sellers are entitled, but Seller may not as a part of such lawsuit seek to terminate such Tenant’s lease of the Property or affect such Tenant’s occupancy of the Property; and (v) Sellers retain all rights regarding any former Tenant who is not occupying space at the Property as of the Closing.

(c)           All ordinary operating expenses of the Property including, without limitation, utility charges, maintenance, management and other service charges, expenses and charges under the Service Contracts, licenses, permits and all other normal operating charges regarding the Property, will be prorated.

(d)           All personal property taxes and other assessments against the Property or any portion of the Property for the tax year during which the Closing occurs will be prorated between Buyer and Sellers, as of the Closing.

(e)           All ad valorem taxes levied or assessed against the Property or any portion of the Property for the tax year during which the Closing occurs will be prorated between Buyer and Sellers as of the Closing based on the assessment of such taxes for the year of the Closing, with Sellers being charged for all of same from the beginning of the year through the day immediately preceding the Closing and Buyer being charged for all of same thereafter, including the Closing, through the end of the year. If at the time of Closing, (i) the assessed valuation for the current year has not yet been fixed, taxes will be prorated based upon the assessed valuation for the previous tax year and the current year’s tax rate; (ii) the tax rate for the current year has not yet been fixed, taxes will be prorated based upon the tax rate for the previous tax year and the current year’s assessed valuation; or (iii) the tax rate and the assessed valuation for the current year have not yet been fixed, ad valorem taxes will be prorated based upon the most current tax rate and/or assessed valuation of the Property.  Due to the fact that the 2016 ad valorem taxes will not be known at the time of Closing, Sellers agree that in addition to the proration amount to be credited to Buyer at Closing for ad valorem taxes under this subsection, Buyer shall receive an additional credit of Ten Thousand Dollars ($10,000) at Closing.  If any portion of the Property has been assessed for ad valorem real estate tax purposes at such rates (by exemption or otherwise) as would cause additional taxes being due with the change in ownership of the Property or a subsequent change in the use of the Property, Buyer agrees to pay all such taxes and to indemnify, defend and hold Sellers harmless against all claims and liability for such taxes.  All ad valorem tax prorations made at Closing shall be deemed final and no amount prorated under this subsection (e) shall thereafter be re-prorated or subject to adjustment.

If the exact amount of any item to be prorated is not known as of the Closing, the proration will be based upon a reasonable estimate made by Seller.  Except for the items set forth in subsection (e) above, as soon after Closing as the exact amount of the item is known, but in no event later than sixty (60) days following Closing, the proration shall be adjusted and cash adjustments shall be made by Buyer and Sellers.  Sellers and Buyer agree to cooperate and use their best efforts to make such adjustments and to pay to each other any amounts owed.

For purposes of calculating prorations under this Agreement, Buyer will be deemed to be in ownership of the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All prorations will be made on the basis of the actual number of days of the month which will have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-six (366) day calendar year.  In the event the ad valorem taxes and other assessments with respect to the Property for the year of Closing based on the purchase of the Property by Buyer, Seller shall not be liable for any resulting increase in the ad valorem taxes or assessments.

9.  EVIDENCE OF TITLE.  Title as to the units comprising the Property owned by each Seller shall be conveyed from each Seller to Buyer by a Special Warranty Deed in the form attached hereto as Exhibit “B”.

10.  FEASIBILITY PERIOD.

(a) Buyer shall have forty-five (45) days from the Effective Date (the “Feasibility Period”) to conduct, at its sole cost and expense, such independent investigations, studies and tests as Buyer deems to be necessary or appropriate concerning Buyer’s proposed ownership, operation, use, development and/or suitability of the Property for Buyer’s intended purposes; provided, however, that in the event of any damage to the Property or any adjoining property as a result of the conduct such inspections, Buyer shall, at its sole cost and expense, immediately restore the Property or any such adjoining property to its condition as existed immediately prior to such damage or destruction, failing which Sellers shall be entitled to undertake and complete such restoration and charge Buyer for the cost thereof.  Such investigation may include, without limitation, appraisals, soils and engineering tests, intrusive testing, environmental studies, hazardous substance studies, biological surveys, property surveys, investigation concerning the availability of development approvals required from any governmental agencies for Buyer’s proposed operation, use, or development of the Property, the imposition or increase of any fees, change, or exceptions by any governmental agencies and such economic feasibility and marketing studies deemed appropriate.  Buyer may freely consult with any governmental agency concerning the condition of the Property, the project, its entitlements or regulatory terms and conditions of approval.

(b) Buyer shall be entitled to terminate this Agreement in the event that any such inspection is unacceptable to Buyer, in Buyer’s sole discretion, by delivering to Sellers, with a copy to the Escrow Agent, of a written notice of termination on or before 5:00 p.m. (Pacific Time) on or prior to the expiration of the Feasibility Period.  In the event of such timely termination, the Deposit to the extent then paid shall be returned to Buyer.  In the event that Buyer does not timely terminate this Agreement as herein provided, then, it shall be conclusively presumed that Buyer has approved and accepted the Property and Buyer shall be obligated to immediately pay to escrow agent the Additional Deposit as provided in clause (b) of Section 2 hereof, and all Deposits shall thereupon be non-refundable to Buyer, except as otherwise provided in this Agreement and in the event of Sellers’ default as herein provided.

11.  NOTICES.  Any notices and demands as required by this Agreement and escrow shall be given in writing by registered mail or certified mail, overnight courier service, postage prepaid, return receipt requested, or email and shall be effective upon receipt.  Notice shall be addressed as follows:

Sellers:                                                                                                     Buyer:

Owens Financial Group, Inc.                                                                Interwest Capital Corporation
Attn: William Owens                                                                             Attn: Elliot Burrell
                  Attn: Alex Roudi
2221 Olympic Blvd.                                                                                7724 Girard Avenue Suite 300
Walnut Creek, CA 94595 La Jolla, CA 92037
                                  Tel: (858) 777-0100
                  Email: Alex@interwestcapital.com
  Elliott@interwestcapital.com
With Copy to:

A.Nick Shamiyeh, Esq.                                                                         Monique Talamantez, Esq.
ATTORNEYS AT LAW                                                                       Interwest Capital Corporation
2221 Olympic Blvd.                                                                                7724 Girard Avenue Suite 300
Walnut Creek, CA 94595                                                                       La Jolla, CA 92037
Tel:                                                                                                           Tel: (858) 777-0100
Email:                                                                                                        Email: Monique@interwestcapital.com

And to :

W. Kent Ihrig, Esq.                                                              Robert Brown, Esq.
Shumaker, Loop & Kendrick, LLP	Procopio, Cory, Hargreaves & Savitch
101 East Kennedy Boulevard	LLP
Suite 2800                                                                              525 B Street, Suite 2200
Tampa, Florida 33602                                                           San Diego, California 92101
Tel: (813) 229-7600                                                               Tel: (619) 515-3268
Email: kihrig@slk-law.com                                                  Email: robert.brown@procopio.com

12.  EXECUTION OF DOCUMENTS.  Each of the parties hereto shall execute any and all papers and documents reasonably necessary to effectuate the purpose of this Agreement and do all acts necessary to carry out the terms of this Agreement.

13.   REPRESENTATIONS AND WARRANTIES AND COVENANTS.

(a) Representations and Warranties of Sellers: Subject to and except as may be otherwise forth in the Due Diligence Documents in Exhibit “C”, Sellers represent and warrant to Buyer:

i.
Each Seller is a Florida limited liability company. The execution and delivery of this Agreement by the signatories to this Agreement on behalf of each Seller and performing this Agreement by each Seller have been duly authorized by each Seller.

ii.
There is no action, suit or proceeding pending or, to the best of Sellers’ knowledge, threatened against or affecting Sellers which could adversely affect Sellers’ ability to consummate this transaction contemplated by this Agreement or perform any of its obligations under this Agreement, in any court or municipal department, commission, board, bureau, agency or other governmental instrumentality.

iii.
Neither the entering into of this Agreement nor consummating the transaction contemplated will constitute a violation or breach by Sellers of any agreement or other instrument to which Sellers is a party, or to which it is subject or by which any of its assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon it.

iv.
No consent or approval of any person or entity or governmental authority is required regarding the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated or the performance by Sellers of its obligations under this Agreement.

v.
There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or threatened against Sellers.

vi.
Sellers are not, and will not become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list), or under any statute, executive order (including the September 24, 2002, Executive Order blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and is not and will not engage in any dealing or transaction or be otherwise associated with such persons or entities.

vii.
Except for certain existing arsenic contamination on certain portions of the Land and prior petroleum leakage which has been closed, both of which are disclosed in the Due Diligence Documents (the “Environmental Matters”), Sellers have received no notice concerning the Property from any governmental authority about a violation of any federal, state, county, or city statute, ordinance, code, rule, or regulation or stating that any investigation has commenced or is contemplated regarding any violation.

viii.	There is no pending or threatened litigation or administrative proceeding affecting the Property.

ix.	To the best of Seller’s knowledge, all financial information provided by Sellers to Buyer is accurate in all material respects.

x.
No condemnation or taking of all or any portion of any of the Property by any governmental authority is pending or threatened against the Property in writing by any authority with the power of eminent domain.

xi.
Seller has not received any notices from any insurance company of any defects or inadequacies in the Property or any part thereof which would materially and adversely affect the insurability of the Property or the premiums for the insurance thereof.

xii.
Other than the Environmental Matters, to Sellers’ knowledge, no hazardous substances, solid wastes, or other substances known or suspected to pose a threat to health or the environment have been disposed of or otherwise released on or to the Property or exist on or within any portion of the Property.

xiii.
Other than the Environmental Matters, Sellers have not received written notice from any governmental authority of any material violation at the Property of laws relating to Hazardous Substances (as hereinafter defined) which violation occurred during Sellers’ ownership of the Property and remains uncured in any material respect.

xiv.
Except pursuant to this Agreement, Sellers have not granted any person or entity any options or rights of first refusal or similar rights to purchase or otherwise acquire the Property or any portion thereof which have not expired or been otherwise terminated or waived.

xv.
Sellers have not received any notices from the condominium associations related to the Property indicating that Seller is in violation or default of all or any of the condominium declarations and Seller is not aware of any violation or default by Seller under any of the condominium declarations.

xvi.
 To the best of Seller’s knowledge, there are no pending or threatened construction liens against the Property.  If after the Effective Date a construction lien arises, Seller has until Closing to have the construction lien removed or sufficiently bonded.

xvii.
The copies of the Service Contracts and Leases are true, correct, and to the extent available, complete copies of such Service Contracts and Leases, which, to Sellers’ knowledge, have not been modified except as set forth in the copies thereof or otherwise disclosed by Seller to Buyer.

If prior to the Closing, Sellers notify Buyer of, or Buyer discovers, any material breach of any of Sellers’ representations or warranties set forth above (other than those set forth in clause x, which shall be subject to Section 21, and clause xvi which shall be subject to the provisions of said clause xvi), in which case, Buyer shall give written notice to Seller specifically detailing the alleged breach, and thereupon Seller shall have such time as is necessary to cure such breach, not to exceed thirty (30) days after the date of Seller’s notification to Buyer of such material breach or the date of Seller’s receipt of Buyer’s written notice to Seller, as aforesaid, in which to cure such breach, and if such cure period extends beyond the date of Closing established pursuant to Section 5 hereof, the date of Closing shall be extended by a like number of days.  In the event that Seller is unable to cure such material breach (other than any breach related to clause x and clause xvi above) then Buyer may, as Buyer’s sole remedy, either (i) terminate this Agreement and receive a refund of the Deposit plus Transaction Costs from Sellers, or (ii) waive any such breach and proceed with the Closing with no reduction of the Purchase Price. Buyer’s failure to terminate this Agreement after Buyer learns of any material breach of any of Sellers’ representations or warranties set forth above prior to the Closing will constitute Buyer’s waiver of any claim based on such breach.

(b) Representations and Warranties of Buyer: Buyer represents and warrants to Seller:

i.
Buyer is a California corporation. The execution and delivery of this Agreement by the signatories to this Agreement on behalf of Buyer and performing this Agreement by Buyer have been duly authorized by Buyer.

ii.
There is no action, suit or proceeding pending or, to the best of Buyer’s knowledge, threatened against or affecting Buyer which could adversely affect Buyer’s ability to consummate this transaction contemplated by this Agreement or perform any of its obligations under this Agreement, in any court or municipal department, commission, board, bureau, agency or other governmental instrumentality.

iii.
Neither the entering into of this Agreement nor consummating the transaction contemplated will constitute a violation or breach by Buyer of any agreement or other instrument to which Buyer is a party, or to which it is subject or by which any of its assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon it.

iv.
No consent or approval of any person or entity or governmental authority is required regarding the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated or the performance by Buyer of its obligations under this Agreement.

v.
There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or threatened against Buyer.

vi.
Buyer is not, and will not become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons list), or under any statute, executive order (including the September 24, 2002, Executive Order blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and is not and will not engage in any dealing or transaction or be otherwise associated with such persons or entities.

(c)           Covenants.  Until the Closing or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

i. Sellers shall operate and maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (such maintenance obligations not including capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Sellers.

ii. Except with respect to Rejected Contracts, Sellers may not cancel, modify, extend, renew or permit the expiration of any Service Contracts relating the Property, except for the expiration or termination of any such Service Contract pursuant to its terms, or enter into any new service or leasing contract, except to the extent that the same is terminable at Closing without Buyer’s consent without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, Buyer’s consent shall not be required if such contract is cancelable upon not more than thirty (30) days’ notice.  Buyer’s failure to disapprove any request for consent by Sellers under this paragraph within five (5) days following Sellers’ request therefor shall be deemed to constitute Buyer’s consent thereto.

iii. Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, shall keep Buyer reasonably informed as to the status of leasing prior to the Closing.

iv. Sellers shall keep in force and effect with respect to the Property insurance policies with amounts no less than those currently being carried by Sellers through the Closing.

14.  POSSESSION.  Buyer shall take possession of the Property at Closing.

15.  INUREMENT.  This Agreement and its terms shall inure to the benefit of and be binding upon the parties, their respective heirs, personal representatives, permitted assigns, and other successors in interest.

16.  REAL ESTATE COMMISSION.   Buyer and Sellers each represent and warrant to the other that neither of them has had any dealings with any person, firm, broker or finder in connection with the negotiation of this Agreement and/or the consummation of the purchase and sale contemplated herein, other than the Broker named herein and other than legal counsel of their own choosing. No broker or other person, firm or entity, other than said Broker is entitled to any commission or finder's fee in connection with this transaction as the result of any dealings or acts of such party, other than Hampton Beebe with ARA a Newmark Company (“Broker”) to whom a commission, per separate agreement, will be payable solely by Sellers, if and only upon occurrence of the Closing.  Sellers hereby indemnifies, protects, defends and agrees to hold Buyer harmless from any loss, liability, damage, cost, or expense (including, but not limited to, reasonable attorneys' fees) resulting to Buyer from a breach of the representation and warranty made by Sellers in this Section 16. Buyer hereby indemnifies, protects, defends and agrees to hold Sellers harmless from any loss, liability, damage, cost, or expense (including, but not limited to, reasonable attorneys' fees) resulting to Sellers from a breach of the representation and warranty made by Buyer in this Section 16. Seller shall be responsible for payment of any commission due and owing to the Broker pursuant to the terms of a separate written agreement by and between Seller and the Broker.

17.  ASSIGNMENT.  Buyer may assign any of its rights and obligations under this Agreement with the prior written consent of Sellers, which shall not be unreasonably withheld.  Notwithstanding the foregoing, on or prior to the Closing, Buyer shall have the right, without Seller’s prior written consent but with prior written notice to Seller, to assign its rights and obligations under this Agreement to an entity controlled directly or indirectly by Shahyar Zayanderoudi (a/k/a Alex Roudi).  Any such assignment shall not release Buyer from his obligations under this Agreement.

18.  ATTACHMENTS.  Any attachments hereto, and the terms and conditions set forth herein shall be deemed incorporated into this Agreement by reference.

19.  DISCLOSURE OF HAZARDOUS SUBSTANCES

       A.  Definitions

1.  Hazardous Substances

“Hazardous Substances” shall mean any chemical, compound, material, mixture, or substance that is now or may in the future be defined or listed in, or otherwise classified pursuant to any Environmental Laws (defined below) as a “hazardous substance”, “hazardous material”, “hazardous waste”,  “extremely hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity.  The term “hazardous substances” shall also include asbestos or asbestos-containing materials, radon, polychlorinated biphenyls, petroleum, petroleum products or by-products, petroleum components, oil, mineral spirits, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable as fuel, whether or not defined as a hazardous waste or hazardous substance in any “Environmental Laws.”

2.  Environmental Laws

“Environmental Laws” shall mean all present and future federal, state and local laws (whether under common law, statutes, ordinances, regulations, rules, administrative rules and policies, judicial and administrative orders and decrees, or otherwise), and all other requirements of governmental authorities relating to the protection of human health or the environment.

3.  Intentionally Omitted.

     B.  Sellers’ Disclosure of Hazardous Substances and other Environmental Conditions at the Property

Sellers shall deliver all information in its possession as to whether or not there are any hazardous substances or other environmental conditions on the Subject Property.  Buyer is purchasing the same based on its own investigation and evaluation. Buyer may, at Buyer’s expense, obtain, within the Feasibility Period set forth in Section 10 above, a Phase One Environmental Audit Report on the Property.

  C.  Release

Buyer hereby releases and forever discharges Sellers, their respective members, managers, partners, officers, directors, shareholders, employees, agents, representatives, affiliates, insurers, and their respective predecessors, successors and assigns (collectively  “Seller Representatives” for purposes of this Paragraph C.) from any and all claims, liability for strict liability and causes of action of any kind, arising out of or relating in any way to any Hazardous Substances that were first released following Closing, on, under, or around the Property, or of the air, soil, groundwater or surface water at or beneath the Property, and which are not caused by Sellers and/or Seller Representatives, Sellers’ and/or Seller Representative’s passive or active negligence, or predecessor in interest of Sellers, or any other person or entity (“Buyer’s Substances”).  Sellers hereby releases and forever discharges Buyer, its respective members, managers, partners, officers, directors, shareholders, employees, agents, representatives, affiliates, insurers, and its respective successors and assigns (collectively “Buyer Representatives” for purposes of this Paragraph C.) from any and all claims, liability for strict liability and causes of action of any kind, arising out of or relating in any way to any Hazardous Substances that were first released prior to the Closing, on, under, or around the Property, or of the air, soil, groundwater or surface water at or beneath the Property, and which are deemed not to be caused by Buyer and/or Buyer Representatives, Buyer’s and/or Buyer Representative’s passive or active negligence (“Seller’s Substances”).

Without limiting the foregoing, Buyer agrees to defend and hold Sellers and Seller Representatives free and harmless from any claims, liability for strict liability, damages, attorney’s fees, costs, etc. as a result of any claims or causes of action threatened or made by anyone not otherwise a party hereto, including, without limitation, adjoining property owners and governmental agencies arising from incidents that occurred following the Closing.  Without limiting the foregoing, Sellers agrees to defend and hold Buyer and Buyer Representatives free and harmless from any claims, liability for strict liability, damages, attorney’s fees, costs, etc. as a result of any claims or causes of action threatened or made by anyone not otherwise a party hereto, including, without limitation, adjoining property owners and governmental agencies arising from incidents that occurred prior to the Closing.

  D. INDEMNIFICATION

Buyer absolutely and unconditionally agrees to indemnify and to hold the Sellers and its directors, officers, employees, agents, stockholders and affiliates (collectively the “Sellers Indemnified Parties”) harmless from and against any and all loss, liability, claim, liability for strict liability, cost or expense of any nature whatsoever, contingent or otherwise, foreseen or unforeseen, including, without limitation, attorneys’ fees, court costs and litigation expenses related to any Buyer’s Substances.  Sellers absolutely and unconditionally agrees to indemnify and to hold the Buyer and its directors, officers, employees, agents, stockholders and affiliates (collectively the “Buyer Indemnified Parties”) harmless from and against any and all loss, liability, claim, liability for strict liability, cost or expense of any nature whatsoever, contingent or otherwise, foreseen or unforeseen, including, without limitation, attorneys’ fees, court costs and litigation expenses related to Seller’s Substances.

Buyer and Seller hereby specifically acknowledges that he has carefully reviewed this provision and discussed its significance with legal counsel and acknowledges that this provision is a material part of this Agreement.

This release shall inure to the benefit of and be binding upon Sellers’ and Buyer’s respective successors, assigns and transferees.

20.  CONDOMINIUM DISCLOSURE.  Certain of the individual units to be purchased hereunder and comprising a portion of the Property are subject to the Condominium form of ownership as provided in Chapter 718, Florida Statutes (each, a “Condominium Unit” and collectively, the “Condominium Units”), in separate Condominiums.  Pursuant to the provisions of Florida Statutes §718.706(5), Sellers are not required to comply with the filing and disclosure requirements of Florida Statutes §§718.706(1) and (2), in that Sellers are selling all of the Condominium Units included within the Property in a single transaction to a single purchaser.   As to each of the separate Condominiums in which Condominium Units are located,

THE BUYER HEREBY ACKNOWLEDGES THAT BUYER HAS BEEN PROVIDED WITH A CURRENT COPY OF THE DECLARATION OF CONDOMINIUM, ARTICLES OF INCORPORATION OF THE ASSOCIATION, BYLAWS AND RULES OF THE ASSOCIATION, AND A COPY OF THE MOST RECENT YEAR-END FINANCIAL INFORMATION AND FREQUENTLY ASKED QUESTIONS AND ANSWERS DOCUMENT MORE THAN 3 DAYS, EXCLUDING SATURDAYS, SUNDAYS, AND LEGAL HOLIDAYS, PRIOR TO THE EXECUTION OF THIS CONTRACT.

21.  CONDEMNATION; CASUALTY.

(a) If a material portion of the Property is condemned or taken by eminent domain prior to the Closing, Buyer will, at its option, either (i) terminate this Agreement by written notice of such termination to Sellers within ten (10) days after Seller notifies Buyer of the condemnation and receive an immediate refund of the Deposit, or (ii) close the transaction contemplated in this Agreement, in which event Buyer will receive a credit against the Purchase Price equal to the proceeds previously received by Sellers and attributable to the Property from such condemnation or eminent domain proceeding (less any amounts expended by Sellers to repair or restore the Property or in connection with such condemnation or eminent domain proceeding ), and Sellers will assign to Buyer all claims for such proceeds attributable to the Property from such condemnation or eminent domain proceeding accruing thereafter. If Buyer fails to timely deliver written notice of termination as described in (i) above, Buyer will be deemed to have elected to terminate the Agreement. If less than a material portion of the Property is condemned or taken by eminent domain prior to the Closing, Buyer will close the transaction contemplated in this Agreement, Buyer will receive a credit against the Purchase Price equal to the proceeds previously received by Sellers and attributable to the Property from such condemnation or eminent domain proceeding (less any amounts expended by Sellers to repair or restore the Property or in connection with such condemnation or eminent domain proceeding), and Sellers will assign to Buyer all claims for such proceeds attributable to the Property from such condemnation or eminent domain proceeding accruing thereafter.

(b) If a material portion of the Property is damaged or destroyed by fire or other casualty prior to the Closing, Buyer may, at its option, either (i) terminate this Agreement by written notice of such termination to Sellers within ten (10) days after Sellers notifies Buyer of the casualty and receive an immediate refund of the Deposit, or (ii) close the transaction contemplated in this Agreement, in which event Buyer will receive a credit against the Purchase Price equal to the proceeds received by Sellers and attributable to the Property from such casualty (less any amounts expended by Sellers to repair or restore the Property or to recover the insurance proceeds), and Buyer will also receive a credit against the Purchase Price equal to the deductible under Sellers’ insurance policy regarding such casualty, and Sellers will assign to Buyer all claims for such insurance proceeds attributable to the Property. If Buyer fails to timely deliver written notice of termination as described in (i) above, Buyer will be deemed to have elected to terminate the Agreement. If less than a material portion of the Property is damaged or destroyed by fire or other casualty prior to the Closing, Buyer will close the transaction contemplated in this Agreement, Buyer will receive a credit against the Purchase Price equal to the proceeds received by Sellers and attributable to the Property from such casualty (less any amounts expended by Sellers to repair or restore the Property or to recover the insurance proceeds), and Buyer will also receive a credit against the Purchase Price equal to the deductible under Sellers’ insurance policy regarding such casualty, and Sellers will assign to Buyer all claims for such insurance proceeds attributable to the Property.

(c) With respect to a condemnation or eminent domain proceeding, a “material portion” of the Property means any taking of property having a reasonably estimated value or having a cost of repair or replacement of One Million and No/100 Dollars ($1,000,000.00) or more, in the reasonable opinion of Buyer’s and Sellers’ respective engineering consultants. With respect to a casualty, a “material portion” of the Property means any casualty such that the cost of repairs are reasonably expected to be One Million and No/100 Dollars ($1,000,000.00) or more, in the reasonable opinion of Buyer’s and Sellers’ respective engineering consultants.

22. GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

23. MUTUAL DRAFTING. In construing or interpreting the Agreement, the word “or” shall not be construed as exclusive, and the word “including” shall not be limiting.  The headings are for reference purposes only and are not to be considered in construing the Agreement.  This Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor or against either party and ambiguities shall not be interpreted against the drafting party.

24. SURVIVAL. If any provision or condition of the Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby and the Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained therein.

25. ENTIRE AGREEMENT; AMENDMENT. The Agreement constitutes the entire agreement of the Parties with respect to the matters covered herein and supersedes any written or oral understandings or agreements between the Parties respecting the subject matter hereof.  The Agreement may not be amended except in writing by the Parties.

26. ATTORNEY’S FEES. If any party hereto shall bring suit in connection with this Agreement, the prevailing party in said suit shall be paid by the other party reasonable attorney’s fees, costs and expenses as determined by the Court.

27. RADON GAS.  RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER A PERIOD OF TIME.  LEVELS OF RADON THAT HAVE EXCEEDED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA.  ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED THROUGH YOUR COUNTY HEALTH UNIT.

28.  TIME IS OF THE ESSENCE. Time is of the essence in this contract.  Extensions, if any, must be agreed upon in writing by the parties.

30. INSPECTION. Buyer will have, as per Section 10. “FEASIBILITY PERIOD ” above, the full opportunity to inspect the Property and will be relying solely on its own investigations of the title to and physical condition of the Property and its operational history and the future potential of the Property as it deems appropriate and, to the maximum extent permitted by law will be buying the Property without recourse on an “as-is,” “where-is” and “with all faults” condition and basis, and has not relied, and is not relying and will not rely on any statements, representations, projections, whether oral or written, with respect to the past, present or future physical condition or operation of, or income from the Property, whether heretofore or hereafter made by (a) Sellers or any of their respective managers, members, officers, agents, attorneys, employees or representatives;  (b) other documents executed by a manger or officer of each Seller and delivered by each such Seller to Buyer at the closing, and  (c) any other instrument or document dated or delivered to Buyer after the date hereof and  executed by any manager or officer of either Seller.

31. INTENTIONALLY DELETED.

32.  DEFAULT.

(a)           Buyer’s Default.  If, after satisfaction or waiver of all contingencies of Buyer’s obligation to close as provided herein, the Closing fails to occur due to Buyer’s default of any of its obligations pursuant to this Agreement, Sellers, as Sellers’ sole and exclusive remedy may elect to terminate this Agreement, and in the event Sellers elect to terminate this Agreement, Escrow Agent will deliver the amount of the Deposit held in Escrow at the time of the default as liquidated damages in full settlement of all claims of Sellers against Buyer related to the transaction which is the subject of this Agreement, it being specifically understood and agreed that in such event Sellers will suffer material damages otherwise incapable of precise ascertainment; and thereafter this Agreement will be terminated and the parties hereto will have no further rights or obligations hereunder except as to any provision hereof which by its terms expressly survives termination of this Agreement.

(b)           Sellers’ Default. If Closing fails to occur due to Sellers’ default of any of their obligations pursuant to the Agreement, Buyer, as Buyer’s sole remedies may elect to either: (i) seek specific performance of this Agreement and reimbursement of all reasonable costs and fees, including reasonable attorneys’ fees, it incurs in pursuing the same; or (ii) terminate this Agreement and, in such event, Buyer shall be entitled to receive a full refund of the Deposit and Transaction Costs, and thereafter this Agreement shall be of no further force and effect and the parties hereto will have no further rights or obligation hereunder, except as to any provision hereof which by its terms expressly survives termination of this Agreement.  “Transaction Costs” shall mean all documented out of pocket costs actually incurred by Buyer in connection with the transaction contemplated by this Agreement, up to but not in excess of Two Hundred Thousand Dollars ($200,000.00).

33.   VENUE; JURISDICTION.  The parties hereto each hereby submit to the jurisdiction of State and Federal Courts located within the State of Florida.  Venue for all proceedings brought pursuant to, or in connection with, this Agreement shall be Miami-Dade County, Florida.

34.  JURY TRIAL WAIVER.  BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE CLOSING HEREUNDER AND ANY OTHER DOCUMENTS, MATTERS OR TRANSACTIONS CONTEMPLATED, EXECUTED OR UNDERTAKEN IN CONNECTION HEREWITH, OR ARISING OUT OF, UNDER, OR IN CONNECTION HEREWITH, WHETHER BEFORE, IN CONNECTION WITH OR AFTER CLOSING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  THE PROVISIONS OF THIS PARAGRAPH SURVIVE TERMINATION AND/OR CLOSING HEREUNDER.

35. COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.  Any party may execute this Agreement by signing any one counterpart. Receipt of a facsimile telecopy (followed promptly by an original executed counterpart) shall be deemed receipt of an original.

36.  RISK OF LOSS.  Any risk of loss prior to the Closing shall be borne by the Sellers.  Thereafter, it shall be borne by the Buyer.

37. SELLERS’ DISCLOSURE. Sellers hereby disclose to Buyer, and/or its assignees, that Owens Financial Group, Inc., a California corporation, an affiliate / manager of Sellers, is licensed by the California Bureau of Real Estate as a Real Estate Broker, license #00188862.

38. AGREEMENT NOT RECORDABLE.  Neither this Agreement nor any part hereof shall be recorded in the Public Records of any County in the State of Florida; provided, however, that the foregoing shall not prohibit the filing or introduction into evidence of this Agreement in any court proceeding related to this Agreement.

39. ESCROW AGENT.  The Escrow Agent for the purposes of this Section 39) shall hold and disburse the Deposit in accordance with this Agreement.  If Escrow Agent desires, Buyer and Seller to execute Escrow Agent’s form of Escrow Agreement, Buyer and Seller shall cooperate in an effort to agree upon and promptly execute such reasonable and customary form of Escrow Agreement as Escrow Agent may provide.  Upon execution of such separate Escrow Agreement, the provisions of this Paragraph 39 shall be superseded and shall be of no further effect, and the terms of the executed Escrow Agreement shall control.  In receiving and maintaining the Deposit, Escrow Agent shall be deemed to be acting only as a stake holder and shall have no liability for any loss or damage or for the improper delivery of such funds, except where such loss or damage is the result of Escrow Agent’s misconduct or negligence.  Escrow Agent shall not be responsible for any defaults hereunder by any of the parties.  In the event of an actual or potential dispute as to the rights of the parties hereto under this Agreement, the Escrow Agent may in its sole discretion, continue to hold the Deposit until the parties mutually agree to the release thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or it may deposit any monies and all instruments held pursuant to this Agreement in the court registry and the parties agree to indemnify Escrow Agent from any costs and fees associated therewith, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully terminate, except to the extent of an account of any monies theretofore delivered out of escrow.  All parties agree that Escrow Agent shall not be liable to any party or person whomsoever for any action taken or omitted by Escrow Agent unless due to misconduct or negligence on the part of the Escrow Agent.  All of the terms and conditions in connection with Escrow Agent’s duties and responsibilities and the rights of Seller, Buyer and any lender or anyone else, are contained in this instrument, and the Escrow Agent is not required to be familiar with the provisions of any other instrument or agreement, and shall not be charged with any responsibility or liability in connection with the observance or non-observance by anyone of the provisions of any other such instrument or agreement.  Escrow Agent may rely and shall be protected in acting upon any paper or other document which may be submitted to Escrow Agent in connection with its duties hereunder and which is believed by Escrow Agent, in its exercise of reasonable discretion to be genuine and to have been signed or presented by the proper party or parties and shall have no liability or responsibility with respect to the form, execution or validity thereof.  Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein which in any manner affects it or Escrow Agent’s duties or liabilities hereunder unless or until required to do so by the Buyer or Seller, and then only upon receiving full indemnity in an amount and of such character as Escrow Agent shall require, against any and all claims, liabilities, judgments, attorneys’ fees and other expenses of every kind in relation thereto, except in the case of Escrow Agent’s own willful misconduct or gross negligence.  Escrow Agent shall not be bound in any way or affected by any notice of any modification, cancellation, abrogation or rescission of this Agreement, or any fact or circumstance affecting or alleged to affect the rights or liabilities of any other persons, unless Escrow Agent has received written notice satisfactory to Escrow Agent signed by all parties to this Agreement.

The undersigned parties hereby acknowledge receipt of a copy hereof and acknowledge further that they have not received nor relied upon any statements or representations made by any other party.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date shown below.

SELLERS:

TOTB Miami, LLC.
By: Owens Financial Group, Inc., its Manager BY:________________________________ ITS:_______________________________ DATE _____________________________

TOTB North, LLC.
By: Owens Financial Group, Inc., its Manager BY:________________________________ ITS:_______________________________ DATE _____________________________

BUYER:

Interwest Capital Corporation or Assignee
BY:________________________________ ITS:_______________________________ DATE _____________________________

ESCROW AGENT’S ACCEPTANCE

The undersigned agrees to act as Escrow Agent pursuant to the foregoing Agreement and acknowledges receipt of the Deposit.

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY

By: ____________________________
Name: _________________________
Title: ___________________________

EXHIBIT A
LEGAL DESCRIPTION
[COMMENT: PLEASE PROVIDE LEGAL DESCRIPTION]

EXHIBIT B
SPECIAL WARRANTY DEED

Prepared by
and when recorded return to:
W. Kent Ihrig, Esq.
101 East Kennedy Boulevard
Suite 2800
Tampa, Florida 33602
Phone: (813) 229-7600

Consideration Paid: $[______________]
Documentary Stamp Tax Paid: $[_________]
Miami-Dade County Sur-tax Paid: $[_________] (if applicable)

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made this ___ day of ___________, 201__, by _________________________________________, a Florida limited liability company, whose address is 2221 Olympic Boulevard, Walnut Creek, California 94595 (hereinafter referred to as “Grantor”) to ________________________________________, a ______________________________, whose address is 7724 Girard Avenue, Suite 300, La Jolla, California 92037 (hereinafter referred to as “Grantee”).

(Whenever used herein, the terms “Grantor” and “Grantee” shall be deemed to include all of the parties to this instrument and the successors and assigns of each party.)

WITNESSETH:

THAT, the Grantor, for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, conveys, confirms, remises, releases and transfers unto the Grantee all that certain land situate in Pinellas County, Florida, legally described on Exhibit A hereto;

TOGETHER WITH all tenements, hereditaments and appurtenances, and every privilege, right, title, interest and estate, reversion, remainder and easement thereto belonging or in anywise appertaining (collectively, the “Property”).

TO HAVE AND TO HOLD, the same in fee simple forever.

        SUBJECT ONLY TO taxes and assessments accruing subsequent to December 31, 2015, and the matters set forth in Exhibit B, attached hereto and incorporated herein by this reference; provide the foregoing shall not serve to reimpose the same as encumbrances on the Property.

AND the Grantor does hereby covenant with the Grantee that the Grantor is lawfully seized of the Property in fee simple; that it has good, right and lawful authority to sell and convey the Property; that it warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under the Grantor, but against none other.

IN WITNESS WHEREOF, the Grantor has caused this Special Warranty Deed to be executed and delivered as of the day and year first above written.

Signed, sealed and delivered
in the presence of:

WITNESS:	__________________________________________

___________________________________                      By:
Printed Name:________________________	Name: ______________________________
Title: ________________________________

__________________________________
Printed Name:________________________

STATE OF CALIFORNIA                                  )
)
COUNTY OF CONTRA COSTA                       )

The foregoing instrument was acknowledged before me this ___ day of _____________, 20__, by ______________________________, as ___________________________ of Owens Financial Group, Inc., as the Manager of ______________________, a Florida limited liability company, on behalf of the company.  He ☐ is personally known to me or ☐ has produced ________________________ as identification.

                                                                                                                 _____________________________________
(NOTARIAL SEAL)	Notary Public

                                                                                                                 _____________________________________
               (Type, Print or Stamp Name)

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT C
DUE DILIGENCE CHECKLIST

EXHIBIT D
ASSIGNMENT AND ASSUMPTION OF LEASES, INTANGIBLE PROPERTY AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS (this “Assignment”) is executed as of the ____ day of __________, 201_ by and between _______________________LLC, a _________________ limited liability company (“Assignor”), having an address __________________________________ and [__________________], a [__________________________________________] (“Assignee”), having an address c/o [______________________________].

WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Purchase Agreement and Deposit Receipt dated as of __________________________ between Assignor and Assignee).

WHEREAS, the Property is occupied by those certain tenants (the “Tenants”) under the leases listed and described on Exhibit A annexed hereto (collectively, the “Tenant Leases”).

WHEREAS, in connection with its ownership and management of the Property, Assignor has certain rights, title and interest in licenses, permits, entitlements, guaranties and warranties, architectural or engineering plans and specifications, development rights related to the Property (collectively, the “Intangible Property”).

WHEREAS, in connection with its ownership and management of the Property, Assignor has entered into those certain maintenance, service and supply contracts and equipment leases, in effect on the date hereof, listed and described on Exhibit B annexed hereto (collectively, the “Contracts”).

WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as provided herein, all of Assignor’s right, title and interest in and to the Tenant Leases, Intangible Property and the Contracts.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Tenant Leases, Intangible Property and the Contracts, without representation, warranty or recourse, except as otherwise provided in the Purchase Agreement and Deposit Receipt effective February 5, 2016 by and between Assignor and Interwest Capital Corporation.

2.	Assignee hereby affirmatively and unconditionally assumes all of Assignor’s obligations and liabilities under the Tenant Leases and the Contracts arising from and after the date hereof.

3.
This Assignment shall constitute a direction and full authority to any person or entity that is a party to any of the Contracts to perform its obligation under the Contracts for the benefit of Assignee without further proof to any such party of the assignment to Assignee of the Contracts.

4.
Assignee indemnifies and agrees to defend and hold Assignor harmless against all loss, liability, claims or causes of action arising out of or relating to Assignee’s failure to perform any of the obligations of the owner/lessor under the Leases and Contracts from and after the date of this Assignment.  Assignor agrees to indemnify, defend and hold Assignee harmless against all loss, liability, claims or causes of action arising out of or relating to Assignor’s failure to perform any of the obligations of the owner/lessor under the Leases and Contracts but only for the period of time commencing on the date Assignor acquired the Property through and including the date of this Assignment.

5.
This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

6.	The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:

[___________________________________]
By: _______________________ Name: Title:

ASSIGNEE:

[___________________________________]

By:
Name:
Title:

EXHIBIT A
(List of Tenant Leases)

EXHIBIT B
(List of Contracts)

EXHIBIT E
BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is executed as of the ____ day of _____________, 201__ by ______________________, a ________ limited liability company (“Assignor”), having an address _____________________________________________ in favor of [______________________________], a [______________________] (“Assignee”), having an address c/o [______________________________].

WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Purchase Agreement and Deposit Receipt dated as of ____________________ between Assignor and Assignee (the “Agreement”)).

WHEREAS, Assignor desires to assign, transfer, set over and deliver to Assignee all of Assignor’s rights, if any, in and to the Personal (as such term is defined in the Agreement) (collectively, the “Assigned Properties”) to the extent assignable.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Assignor hereby assigns, transfers, sets over and delivers to Assignee, its successors and assigns, all of Assignor’s right, title and interest, if any, in and to the Assigned Properties, without representation, warranty or recourse, except as otherwise provided in the Purchase Agreement and Deposit Receipt effective February 5, 2016 by and between Assignor and Interwest Capital Corporation.

2.	This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever.

3.
This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

4.	The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:

By: _______________________ Name: Title:

EXHIBIT F
FIRTPA

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by ________________ (“Transferor”), the undersigned hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations § 1.1445-2(b)(2)(iii);

3.	Transferor 's U.S. employer identification number is ________________; and

4.	Transferor 's office address is ________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated:  __________________

By:_____________________________ Name: Title:

EXHIBIT G
TENANT NOTICE LETTER

________________________________.

[Address]

______________ _, 201_

By Certified Mail -

Return Receipt Requested

_______________________
_______________________
_______________________
_______________________

Re:
Lease (the “Lease”) dated __________ between _______________________________ (“Landlord”) and ______________________ encumbering certain real property located at ________________________________, __________, __________ (the “Property”)

Ladies and Gentlemen:

Please be advised that (1) Landlord has conveyed all of its right, title and interest in and to the Property, including its interest as landlord under the Lease, to _____________________________  (“Purchaser”), and (2) Purchaser has assumed Landlord’s obligations under the Lease.

Accordingly, effective as of the date hereof, you are hereby notified and directed to deliver all future rent and additional rent payments due under the Lease, and any notices, inquiries or requests relating thereto, to Purchaser at:

_____________________________

                                                                                _____________________________

In addition, all security deposits held by Landlord, if any, together with any interest earned thereon, have been transferred to Purchaser.

Very truly yours,

By: _______________________ Name: Title:

EXHIBIT H
CERTIFICATE OF SELLER

_____________________, as ____________________ as ______________________ of _______________________________________, a __________________ limited liability company, as Seller, under that certain Purchase Agreement and Deposit Receipt dated _____________, 2016, by and between ___________________________, a _______________ limited liability company, as Buyer and, as Seller (the "Agreement") does hereby certify that all representations and warranties of Seller set forth in the Agreement remain true as of __________, 2016.

[NAME]

By:  ________________________
Name: ______________________
Title: _______________________

STATE OF CALIFORNIA                                  )
)  SS.
COUNTY OF CONTRA COSTA                       )

The foregoing instrument was acknowledged before me this ____ day of _________, 2016 by __________________, as ______________________ of ______________________________, a __________________ limited liability company.  He is personally known to me or has produced a driver's license as identification.

                                                                                                                __________________________________
Notary Public
Print Name:_________________________
Serial No. (if any): ____________________